CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us as the independent registered public accounting firm for AMG Trilogy Emerging Wealth Equity Fund in this Registration Statement on Form N-1A under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 13, 2015